Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Nicor Gas Thrift Plan
Naperville, Illinois

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333-178497) of AGL Resources Inc. of our report dated June 27, 2014, relating to the financial statements and supplemental schedules of Nicor Gas Thrift Plan which appear in this Form 11-K for the year ended December 31, 2013.

/s/ BDO USA, LLP

Atlanta, Georgia
June 27, 2014